Exhibit 11.1
                              Visual Networks, Inc.

                  Calculation of Income (Loss) Per Common Share
                                   (unaudited)
               (In thousands, except for share and per share data)

                                                                 For the three months ended            For the nine months ended
                                                                        September 30,                         September 30,
                                                                        -------------                         -------------
                                                                     1998              1997               1998              1997
                                                             ----------------      ------------       -------------     ------------
Adjustments to net income (loss):
    Net income (loss)......................................         $  2,211         $  (1,167)         $  (4,994)        $  (5,603)
    Preferred dividend and accretion.......................                -              (365)              (144)           (1,094)
                                                                 ------------      ------------       ------------      ------------
       Net income (loss) applicable to common
          shareholders.....................................         $  2,211         $  (1,532)         $  (5,138)        $  (6,697)
                                                                 ------------      ------------       ------------      ------------
Weighted average share calculation:
   Basic weighted average shares outstanding:
      Average number of shares of common stock
      outstanding during the period........................       19,965,302         4,966,027         17,629,587         4,919,623
                                                                 ------------      ------------       ------------      ------------
      Diluted weighted average shares outstanding:
      Treasury stock effect of options (2).................        1,631,238                 -                  -                 -
      Conversion of preferred stock (1) (3)................                -                 -                  -                 -
                                                                 -----------      ------------       ------------      -------------
      Diluted weighted average shares outstanding..........       21,596,540         4,966,027         17,629,587         4,919,623

    Pro Forma diluted weighted average shares outstanding:
        Conversion of preferred stock (1)..................                -        10,605,735          1,631,652        10,605,735
                                                                 -----------      ------------       ------------       ------------
       Pro forma diluted weighted average
          shares outstanding...............................       21,596,540        15,571,762         19,261,239       15,525,358
                                                                =============     =============       =============     ============
Income (loss) per common share:
    Basic income (loss) per share (4)......................            $0.11           ($0.31)             ($0.29)          ($1.36)
                                                                =============     =============       =============     ============
    Diluted income (loss) per share (5)....................            $0.10           ($0.31)             ($0.29)          ($1.36)
                                                                =============     =============       =============     ============
    Pro forma income (loss) per share (6)..................            $0.10           ($0.07)             ($0.26)          ($0.36)
                                                                =============     =============       =============     ============

(1) Series A Convertible Preferred Stock and Series B, C, D and E Redeemable Convertible Preferred Stock were converted into 485,890 and 10,119,845 shares of common stock, respectively, concurrent with the Company's February 1998 initial public offering.

(2) The treasury stock effect of options to purchase common stock has not been included in the computation of diluted loss per share for the three months ended September 30, 1997, the nine months ended September 30, 1998 or the nine months ended September 30, 1997 as such effect would be anti-dilutive.

(3) The effect of convertible preferred stock has not been included in the computation of diluted weighted average shares outstanding for the three months ended September 30, 1997, the nine months ended September 30, 1998 or the nine months ended September 30, 1997 as such effect would be anti-dilutive.

(4) Basic income  (loss) per share is  calculated  by dividing net income (loss)
applicable  to  common   shareholders  by  the  basic  weighted  average  shares
outstanding.

(5) Diluted income (loss) per share is calculated by dividing net income (loss) applicable to common shareholders by the diluted weighted average shares outstanding.

(6) Pro forma diluted income (loss) per share is calculated by dividing net income (loss) by the pro forma weighted average shares outstanding.